Exhibit 107
CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Xcel Energy Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $2.50 per share	457(c) and 457(h)	1,530,000.00	(2)	$69.72	(3)	$106,671,600.00	0.0001531	$16,331.42
Total Offering Amounts							$106,671,600.00		$16,331.42
Total Fee Offsets									—
Net Fee Due									$16,331.42
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the Xcel Energy Inc. 401(k) Savings Plan (the “401(k) Plan”) by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)Represents shares of common stock registered pursuant to the 2024 Plan.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $69.72, the average of the high and low price of the Company’s common stock on February 21, 2025, as reported on the Nasdaq Global Select Market, which is within five business days prior to filing this registration statement.